UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Consolidated-Tomoka Land Co.

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On April 30, 2009, Consolidated-Tomoka Land Co. provided the following memo to RiskMetrics PROXY Governance, Inc. and other institutional investors.

In a letter to shareholders of Consolidated Tomoka dated April 22, 2009, Wintergreen Advisers included a list of so-called “overlapping connections” between members of the Company’s Board. Although no specific claims were made regarding how these so-called “overlapping connections” may have resulted in any actions or decisions that were not in the best interest of CTO shareholders, we presume the intent of their innuendos is to raise questions about the integrity of the Company’s Board.

Wintergreen has made most of these accusations before and we have responded to Wintergreen in detail as to these alleged conflicts. The Company’s response was filed with the SEC for all shareholders to see.

Because we take the issue of the independence of our Board so seriously and because Wintergreen has played loose with the facts and dates, we want to share with you the real story.

1.    CTO Board member William Voges, who is up for election this year, is President and CEO of the Root Organization, a real estate development company and owner of office buildings in Daytona Beach and surrounding areas, with business interests in direct competition with CTO with respect to developing properties.

The Root Organization owns very little undeveloped land in our market, and therefore, the companies do not compete with each other for land sales. Root has occasionally purchased land from the Company for their own account, but they are not direct competitors.

2.    Voges is also an officer and director of Silver Holly Development LLC, which purchased property from CTO in 2004 for over $1 million. CTO disclosed this transaction in its 2005 proxy, but failed to disclose that Voges had a significant interest in the transaction as he was also Vice President, Director and a Resident Agent of Tri-Square Realty, to which CTO paid a $42,000 commission in connection with this transaction.

Mr. Voges is not a licensed real estate broker or salesman. He did not receive any commission or other compensation from the transaction. Because Tri-Square Realty and Silver Holly are related entities of the Root Company, which is managed by Mr. Voges, this transaction and the sale terms were reviewed by the independent auditors, the Audit Committee, and all other independent Directors, and it was determined that the sale was at arms length. The sale was disclosed by the Company in its 2004 Form 10k.

3.    CTO lent one of Voges’ companies $1.2 million in connection with a real estate transaction. To our knowledge, this transaction was not reviewed by independent auditors or even an independent committee of the Board.

Indigo Development LLC, a CTO wholly owned subsidiary, sold an office building to Root Enterprises, a Root Organization Company, on December 31, 1996, (approximately five years before Mr. Voges became a director) for $1,525,000, with a cash payment of $305,000 and a note and purchase money mortgage of $1,220,000. All terms were at market and were at arms length, and the note was paid off March 1, 2001, in accordance with the note on the due date. Mr. Voges was not a Board member at the time of the sale; and therefore, it was not disclosed. However, when he joined our Board five years later, it was disclosed in both of our 2001 and 2002 Proxy Statements. This sales transaction was reviewed by the independent auditors.

4.    In another case of what we believe is the “I’ll scratch your back if you scratch mine” mentality of this Board, Brown & Brown Insurance -- a business of which CTO Board member John Adams served as Executive Vice President until 2006 - has rented space for some time in a building indirectly owned by Mr. Voges.

We see no connection. The lease for the Brown & Brown corporate headquarters with the Root Organization commenced in 1987, 12 years before Mr. Adams was employed by Brown & Brown. Mr. Voges was the trustee, not the owner of the building and did not become a Director of our company until 14 years later.

5.    CTO purchased insurance from Brown & Brown, Inc. at a time when Adams was both an Executive Vice President of Brown & Brown and a CTO Board member, without publicly disclosing this relationship or whether this insurance contract went out for a competitive bid.

Mr. Adams, prior to his retirement, was principally engaged in Brown & Brown’s acquisitions of new insurance agencies and was not the agent for our business, nor did he receive any compensation from our account. Mr. Adams never voted on Company insurance coverage or the retention of Brown & Brown as our agent. The Company employed an out of the area independent insurance professional to review our coverage and check quotes and ratings of companies recommended. The report indicated that the Company was getting quality coverage from strong companies at very competitive prices.

6     CTO Board member John Adams served on the board of American Pioneer Savings Bank, a failed Savings & Loans bank, of which CTO Chairman/CEO Bill McMunn was President and CEO of a real estate subsidiary.

Mr. Adams served on the Board of Directors of American Pioneer Savings Bank from 1986 to 1990. Bill McMunn served as President and CEO of Coastline Enterprises, Inc., a wholly owned subsidiary of Heritage Federal Savings and Loan Association, from 1980 to 1988.

7.    It was reported that American Pioneer Savings Bank failed due to high levels of delinquent loans and bad bets on real estate and was taken over by the Resolution Trust Corporation (“RTC”); it was eventually purchased at auction by another bank led by former CTO Board members Bob Allen and Byron Hodnett.

American Pioneer Savings Bank was seized by the Resolution Trust Corporation (“RTC”) in June 1990, more than two years after Mr. McMunn left the subsidiary. Mr. Allen had not worked for First Union (subsequently Wachovia Trust) for almost two years when it acquired 21 branch banking facilities of the American Pioneer Savings Bank in 1991 at RTC Auction. Fourteen years later, Mr. Hodnett became a director of the Company. During his employment at Wachovia, Mr. Hodnett had no knowledge or involvement in Wachovia’s RTC auction purchase of the American Pioneer assets.

8.    CTO Board member Bill Davison was, until 2007, Chairman and CEO of SunTrust Bank, East Central Florida. This bank provided business loans to CTO, personal loans to CTO’s Chairman and CEO, Bill McMunn and to his family members. The bank also purchased land from and later resold land to CTO, and appointed McMunn to serve on its Advisory Board.

Mr. Davison’s abilities and qualifications were well known to the Company and its directors. When Mr. Davison announced his decision to retire from SunTrust in January 2007, the Board recruited him as a Board candidate. Prior to Mr. Davison being considered for a Board seat, the Company had notified SunTrust of its election to repurchase the property because it had appreciated in value. SunTrust’s decision not to build a branch bank within the specified time period was the result of a change in Sun Trust’s corporate strategy, and was not a consideration in our Company’s decision to vet Mr. Davison as a director.

All loans made to Mr. MuMunn and some of his adult children were first mortgages on their personal residences. Each loan was recorded in the Public Records of Volusia County. All loans were at market rates and terms, and therefore did not create a conflict of interest requiring disclosure.

9.    CTO Board member William Olivari serves as Chairman of the Halifax Hospital charitable foundation Board at a time when CTO is involved in an ongoing dispute with Halifax over land the company sold to Halifax Hospital for $15.5 million. Halifax has refused to construct hospital and healthcare buildings, which were supposed to be completed years ago. Nevertheless, CTO has neglected to invoke its repurchase rights on the valuable Halifax lands. The future of this expansive plot of Halifax-owned land will have a significant impact on the future value of CTO’s surrounding landholdings.

Mr. Olivari has never been an employee or board member of Halifax Hospital.

—        The sale to Halifax Hospital was consummated five years before Mr. Olivari was considered for a Company Board seat and before he volunteered his services on the Foundation Board and Finance and Budget Committee.

—        Prior to Mr. Olivari joining the Board, the Company made a demand on Halifax that if construction did not commence by November 19, 2008, it would trigger the Company’s repurchase rights.

—        Since joining our Board, Mr. Olivari has recused himself from all Board discussions regarding the Halifax Hospital repurchase. He likewise also agreed to recuse himself if any Company’s issues ever come before the Halifax Foundation or other of his voluntary positions.